EXHIBIT 99.1

PRESS RELEASE


   El Paso Energy Partners, L.P. Announces Closing of Its
     $250 Million Private Offering of Its 8.5-Percent Senior
                       Subordinated Notes

     HOUSTON, TEXAS, May 18, 2001 - El Paso Energy Partners, L.P. (NYSE:EPN) announced today that it has completed its private offering of $250 million of 8.5-percent Senior Subordinated Notes due June 1, 2011. The net proceeds of the offering will be used to reduce indebtedness under the partnership's revolving credit agreement.

       These securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are only being offered to qualified institutional buyers in reliance on Rule 144A and to persons outside of the United States under Regulation S. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

      El Paso Energy Partners, L.P. is a publicly owned master limited partnership. The partnership owns and operates a diversified set of midstream assets including five offshore natural gas and oil pipelines and five production handling platforms located in the Gulf of Mexico, strategically located salt dome storage facilities with 6.7 billion cubic feet of current working gas storage capacity in Mississippi, a 450-mile coal bed methane gathering system in Alabama, and more than 600 miles of natural gas liquids gathering and transportation pipelines and three fractionation plants located in south Texas.

Contacts:

Communications and Government Affairs
Norma F. Dunn
Senior Vice President
Office: (713) 420-3750
Fax:	(713) 420-3632

Investor Relations
Sandra M. Ryan	Director
Office:	(832) 676-5371
Fax:	(832) 676-1195


    CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

       This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.